Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-227485, 333-215365, 333-249728, 333-253612, 333-259325, 333-266684, 333-275531, 333-273823, 333-288121, 333-289526, 333-292637 and 333-292717) and Form S-8 (Nos. 333-223566, 333-210211, 333-202858, 333-239548, 333-281758 and 333-289822) of our report dated March 12, 2026, with respect to the consolidated financial statements of Plus Therapeutics, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

March 12, 2026